Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Amendment No. 4 to Registration Statement Nos. 333-170314 and 333-170314-01 of our report dated April 13, 2012 related to the financial statements of BNP Paribas Quantitative Strategies, LLC as of December 31, 2011 and 2010, for the year ended December 31, 2011 and for the period from April 30, 2010 (date of inception) to December 31, 2010, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

May 31, 2012